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                                                                    EXHIBIT 16.1


[KPMG LETTERHEAD]



July 23, 1999


Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for OpenSite Technologies, Inc. and, under the date of March 30, 1999, we reported on the financial statements of OpenSite Technologies, Inc. as of and for the years ended December 31, 1998 and 1997 (the "Financial Statements"). On May 5, 1999, our appointment as principal accountants was terminated. In light of information that has recently come to our attention, we have advised OpenSite Technologies, Inc. by letter dated July 9, 1999 that our auditors' report on the Financial Statements should no longer be relied upon. We have read OpenSite Technologies, Inc.'s statements included under Item 11 of its Form S-1 dated July 12, 1999, and we agree with such statements.

Very truly yours,

KPMG LLP